Date: June 7, 2005

KCS Announces Extension for KCSR Consent Solicitation

Kansas City, Missouri – June 7, 2005 – Kansas City Southern (“KCS”) (NYSE: KSU) today announced that its wholly owned subsidiary, The Kansas City Southern Railway Company (“KCSR”), has extended its previously announced solicitation of consents to amend the indentures, as supplemented where applicable (the “Indentures”), under which KCSR’s outstanding 91/2% Senior Notes due 2008 (the “91/2% Notes”) and outstanding 71/2% Senior Notes due 2009 (the “71/2% Notes” and together with the 91/2% Notes, the “Notes”) were issued. The Expiration Date has been extended to 5:00 P.M., New York City time, on Friday, June 10, 2005 from 5:00 P.M., New York City time, on Monday, June 6, 2005.

All of the other terms and conditions set forth in the Consent Solicitation Statement, as amended by all previously issued press releases relating thereto, remain unchanged. The Expiration Time is 5:00 p.m., New York time, on June 10, 2005.

Questions from holders of the Notes regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to D.F. King & Co., Inc., the Information Agent for the consent solicitation, at 48 Wall Street, New York, New York, 10005 (telephone 800-714-3313) or the Solicitation Agent for the consent solicitation, Morgan Stanley & Co. Incorporated, at 1585 Broadway, New York, New York, 10036 (telephone 800-624-1808).

Holders of the Notes may request copies of the supplements, as amended, to the Indentures by contacting Investor Relations at KCSR at 427 West 12th Street, Kansas City, Missouri, 64105 (telephone 816-983-1551).

This announcement is not a solicitation of consent with respect to any Notes. The consent solicitation is being made solely by the Consent Solicitation Statement and related documents, which set forth the complete terms of the consent solicitation

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas-Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Contacts:
Investors
William H. Galligan
816-983-1551
william.h.galligan@kcsr.com

U.S. Media
C. Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
011-525-55-208-0860
gguerra@gcya.net